Exhibit 4.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT is dated as of July 15, 2025 (this “Agreement”), by and among each stockholder of Augusta Gold Corp., a Nevada corporation (the “Company”), set forth on Exhibit A hereto (each a “Holder” and collectively the “Holders”), AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), and Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub, a wholly owned Subsidiary of Parent, with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Nevada as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, as of the date hereof, each Holder Beneficially Owns (as defined below) (i) such number of Shares of Company Common Stock set forth opposite such Holder’s name on Exhibit A hereto (with respect to each Holder, such Shares, together with any Shares of Company Common Stock described in Section 2.2, are referred to herein as such Holder’s “Subject Shares”), and (ii) such number of Company Options, Company Warrants or any other equity interests or securities of the Company set forth opposite such Holder’s name on Exhibit B hereto (“Subject Equity Awards” of such Holder);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and Merger Sub entering into the Merger Agreement, each Holder is entering into this Agreement with respect to its Subject Shares and Subject Equity Awards; and

WHEREAS, Parent and Merger Sub desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Shares or Subject Equity Awards (except as permitted in this Agreement), and to vote its Subject Shares that are outstanding as of the applicable record date in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

DEFINITIONS

This Agreement is the “Voting Agreement” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owner” means, in respect of a security, the Person(s) who Beneficially Own(s) such security.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation 13D-G thereunder.

“Immediate Family” means the spouse of an individual and the grandparents, parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as a child of his or her adoptive parent or parents (but only if he or she was adopted before he or she reached 21 years of age).

“Permitted Transferee” means, only in a Transfer without consideration, (1) any controlled Affiliate of such Holder which remains such, (2) a partner or member, active or retired, of such Holder or a stockholder of such Holder, (3) the estate of any such Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Holder, (4) a parent corporation or wholly-owned subsidiary of such Holder or a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Holder or a wholly-owned subsidiary of such parent, or (5) a member of the Immediate Family of such Holder.

“Transfer” means, in respect of a Holder’s Subject Shares or Subject Equity Awards, or any portion thereof, any direct or indirect: (1) offer, sale, lease, assignment, encumbrance, loan, pledge, gift, hedge, short sale, distribution, grant of a security interest, hypothecation, disposition or other similar transfer or disposal (including, for the avoidance of doubt, any deposit, submission or other tendering into any tender or exchange offer), change, limit or entry into or acquisition of any derivative arrangement, by operation of law or otherwise and whether voluntary or involuntary; (2) entry into any option, contract, agreement or other arrangement to do any of the foregoing in clause (1); and (3) entry into any swap or any other agreement, transaction or series of transactions that results in an amount of Subject Shares subject to Article III that is less than the amount of Subject Shares subject to Article III as of the date hereof (including, in the case of each of clauses (1), (2) and (3), through the Transfer of any Person or any interest in any Person).

Article II

AGREEMENT TO RETAIN SHARES

Section 2.1            Transfer and Encumbrance of Subject Shares and Subject Equity Awards.

(a)            From the date hereof until the Termination Date (as defined below), each Holder hereby severally, and not jointly or jointly and severally, covenants and agrees that it shall not (i) Transfer any of its Subject Shares or Subject Equity Awards, except as permitted by this Agreement, (ii) deposit any of its Subject Shares or Subject Equity Awards into a voting trust or enter into a voting agreement or arrangement with respect to any of its Subject Shares or Subject Equity Awards or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto, or (iii) give instructions with respect to the voting of any of its Subject Shares in any manner that is inconsistent or otherwise take any other action with respect to any of its Subject Shares that would in any way restrict, limit or interfere with the performance by such Holder of its obligations hereunder or the transactions contemplated hereby.

(b)            Notwithstanding Section 2.1(a), each Holder may Transfer its Subject Shares or Subject Equity Awards (subject to the terms and conditions of such Subject Equity Awards or instruments or agreements governing the same):

(i)             to one or more of its Affiliates or Permitted Transferees who, as a condition to the consummation of such Transfer, executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume such Holder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as such Holder is bound hereunder and to make each of the representations and warranties hereunder in respect of such Subject Shares or Subject Equity Awards transferred as such Holder shall have made hereunder;

(ii)            with the prior written consent of Parent; or

(iii)           in connection with the satisfaction of the exercise price or a withholding tax liability incident to the vesting, exercise or settlement of any Company Options or Company Warrants.

Section 2.2            Additional Purchases; Adjustments. Each Holder hereby severally, and not jointly or jointly and severally, agrees that any Shares and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted such Holder’s Subject Shares as of the date hereof. Each Holder hereby severally, and not jointly or jointly and severally, agrees that, in the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to resulting securities that are Beneficially Owned by such Holder.

Section 2.3            Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Shares or Subject Equity Awards in violation of this Article II shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of any of such Holder’s Subject Shares or Subject Equity Awards shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares or Subject Equity Awards subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

Article III

AGREEMENT TO VOTE

Section 3.1            Agreement to Vote. Prior to the Termination Date, each Holder hereby severally, and not jointly or jointly and severally, irrevocably and unconditionally agrees that it shall, at any meeting of the Company Stockholders, or in connection with any action proposed to be taken by a written consent of the Company Stockholders (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause such Holder’s Subject Shares that are outstanding as of the applicable record date to be counted as present thereat for purposes of establishing a quorum, and vote, or cause to be voted, all such Subject Shares:

(a)            in favor of (A) the adoption of the Merger Agreement and, without limiting the penultimate sentence of this Section 3.1, any amended and restated Merger Agreement or amendment to the Merger Agreement (the “Merger Proposal”), and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (B) any proposal to adjourn or postpone any such meeting of the stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Proposal and approve any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement;

(b)            against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or matters contemplated by the Merger Agreement; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (C) any action or agreement that would reasonably be expected to result in (1) any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled or (2) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s organizational documents); and (D) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by such Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in contravention of this Section 3.1 shall be null and void ab initio. If such Holder is the Beneficial Owner, but not the holder of record, of any of its Subject Shares, such Holder agrees to take all actions necessary to cause such holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted) any of its Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the Outside Date or otherwise adversely affects such Holder (in its capacity as a stockholder of the Company) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Section 3.2            Delivery of Proxy. Each Holder hereby severally, and not jointly or jointly and severally, agrees with Parent that it will, on or before the fifth business day prior to any meeting of any of the stockholders of the Company in respect of any of the matters set forth in Section 3.1, duly complete forms of proxy in respect of all of his, her or its Subject Shares, and any other required documents in connection therewith, and cause same to be validly delivered in support of (and indicating that all Subject Shares are voted in favor of approving) any matters set forth in Section 3.1 in accordance with the requirements thereof and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement. Each Stockholder further severally, and not jointly or jointly and severally, agrees that it will, on or before the fifth business day prior to any meeting of any of the stockholders of the Company in respect of any matters set forth in Section 3.1, deliver or cause to be delivered to Parent in accordance with Section 6.10, a copy or screenshot of the duly completed and signed forms of proxy described in the preceding sentence.

Article IV

ADDITIONAL AGREEMENTS

Section 4.1            Waiver of Appraisal Rights; Litigation. To the fullest extent permitted by applicable law, each Holder severally, and not jointly or jointly and severally, hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of dissent or appraisal (including pursuant to Section 92A.380 of the NRS) relating to the Merger that such Holder may have by virtue of the ownership of any of its Subject Shares, Subject Equity Awards or otherwise. Each Holder severally, and not jointly or jointly and severally, further agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates or Representatives and each of their successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

Section 4.2            Further Assurances. Each Holder severally, and not jointly or jointly and severally, agrees that from and after the date hereof and until the Termination Date, such Holder shall and shall cause its controlled Affiliates to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

Section 4.3            Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Subject Shares and Subject Equity Awards and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder or such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDER

Section 5.1            Representations and Warranties. Each Holder hereby severally, and not jointly or jointly and severally, represents and warrants to Parent and Merger Sub as follows:

(a)            Ownership. As of the date hereof, such Holder does not Beneficially Own any other shares of capital stock or other equity of the Company, other than (i) such Holder’s Subject Shares listed opposite such Holder’s name or otherwise disclosed on Exhibit A and (ii) such Holder’s Subject Equity Awards listed opposite such Holder’s name or otherwise disclosed on Exhibit B. Such Holder is the sole record and Beneficial Owner of all of such Holder’s Subject Shares and Subject Equity Awards, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise Transfer such Subject Shares or Subject Equity Awards), except as provided under this Agreement, as noted on Exhibit A and Exhibit B, or pursuant to any applicable restrictions on transfer under the Securities Act and, as to such Subject Shares that are subject to vesting or forfeiture, except as provided in the applicable benefit plans and award agreements of the Company.

(b)            Power to Vote and Dispose of Shares. Such Holder has, with respect to its Subject Shares, power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement, take all actions required under this Agreement and Transfer its Subject Shares. Other than this Agreement, other than with respect to the Group of which the Holder is part, and other than applicable benefit plans and award agreements of the Company with respect to its Subject Shares that are subject to vesting or forfeiture, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of its Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of its Subject Shares.

(c)            Organization; Authority. If such Holder is an entity, such Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. If such Holder is an individual, such Holder has all necessary legal capacity, power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms except to the extent that enforceability may be limited by the Enforceability Limitations; and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(d)            No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any law applicable to such Holder or by which any of such Holder’s Subject Shares or Subject Equity Awards are bound; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates or by which any of such Holder’s Subject Shares or Subject Equity Awards are bound; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable organizational documents, as applicable.

(e)            Consents and Approvals. Neither the execution and delivery by such Holder of this Agreement, nor the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Body or other Person, except such filings and authorizations as may be required under the Exchange Act.

(f)             Absence of Litigation. To the knowledge of such Holder, as of the date hereof, there is no Legal Proceeding pending against, or threatened in writing against, such Holder that would reasonably be expected, individually or in the aggregate, to have an adverse effect on such Holder’s ability to satisfy its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(g)            Absence of Other Voting Agreements. None of the Subject Shares of such Holder is subject to any voting trust, proxy or other agreement, arrangement or restriction or other Lien with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents, as contemplated by this Agreement, or as disclosed in the Schedule 13D, as amended, currently filed by such Holder with respect to the Company. None of the Subject Shares of such Holder is subject to any pledge agreement pursuant to which such Holder does not retain voting rights with respect to its Subject Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Article VI

MISCELLANEOUS

Section 6.1            No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, take any action that would violate Section 4.3 of the Merger Agreement as if such Holder were deemed to be the Company for purposes of the Section 4.3 of the Merger Agreement. Notwithstanding the foregoing, in the event that the Company participates in discussions or negotiations with a Person regarding an Acquisition Proposal in accordance with Section 4.3 of the Merger Agreement, such Holder and/or any of its Representatives may engage in discussions or negotiations with such Person, provided that the Company remains at all times in full compliance with its obligations under Section 4.3 of the Merger Agreement.

Section 6.2            Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon or arising out of this Agreement may only be brought against, the individual and entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement (whether for indemnification or otherwise).

Section 6.3            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares or the Subject Equity Awards. All rights, ownership and economic benefits of and relating to the Subject Shares and the Subject Equity Awards shall remain vested in and belong to the applicable Holder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Holder in the voting or disposition of any Subject Shares, except as otherwise expressly provided herein.

Section 6.4            Disclosure. Each Holder agrees that it will not, and will cause its controlled Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, make any public announcement or other communication to a third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except (a) to Affiliates and Representatives of such Holder or (b) as may be required by applicable law (provided that, to the extent it is reasonably practicable and permitted by applicable law, reasonable notice of any such disclosure required by applicable law will be provided to Parent, and such Holder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent in obtaining confidential treatment with respect to such disclosure, in each case, at Parent’s sole cost and expense). Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of its Subject Shares and Subject Equity Awards, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, such filings as may be required under the Exchange Act or the Canadian Securities Laws and any other disclosure document Parent or the Company determines (acting reasonably and in good faith) is required or advisable in connection with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement. Each Holder agrees to, as promptly as reasonably practicable, give the Company and Parent any information with respect to such Holder’s Beneficial Ownership of its Subject Shares and Subject Equity Awards as the Company and Parent may reasonably require for the preparation of any such disclosure documents, and such Holder agrees to promptly notify the Company and Parent of any required corrections with respect to any such information supplied by such Holder specifically for use in any such disclosure document, if and to the extent that any such information shall have, to the knowledge of such Holder, become false or misleading in any material respect.

Section 6.5            Termination. This Agreement shall terminate at the earliest of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) with respect to any Holder, the entry without the prior written consent of such Holder into any amendment or modification to the Merger Agreement that results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) payable to holders of Shares or a change in the type of consideration payable or otherwise causes a change that is adverse in any material respect to such Holder, provided, that at the time of such termination under this clause (iii), the Holder is not in material default in the performance of its obligations under this Agreement, or (iv) the mutual written consent of all of the parties hereto (such date, the “Termination Date”); provided, that Section 4.1 and Article VI shall survive the termination of this Agreement. Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.6            Amendment. To the extent permitted by applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 6.7            Reliance. Each Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.8            Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 6.9            Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.10          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

(a)            If to any Holder, to the address or electronic mail set forth for such Holder on Exhibit A hereto.

(b)            If to Parent or Merger Sub:

AngloGold Ashanti

6363 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Attn:	Nerilee Rockman and Korey Christensen
Email:	[***]

with a copy to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP

1601 19th Street, Suite 1000

Denver, CO 80202

Attn:	Scot W. Anderson and Christopher J. Gyves
Email:	scot.anderson@wbd-us.com, christopher.gyves@wbd-us.com

Section 6.11          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of a Holder means the actual knowledge of such Holder, if such Holder is an individual, or any officer of such Holder after due inquiry, if such Holder is an entity. As used herein, (a) “business day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act, and (b) an “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any Holder; provided, further, that, for the avoidance of doubt, any member of a Holder shall be deemed an Affiliate such Holder; and provided, further, that an Affiliate of a Holder shall include any investment fund, vehicle or holding company of which such Holder or an Affiliate thereof serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of a Holder shall not include any portfolio company or other investment of such Holder or any Affiliate of such Holder.

Section 6.12          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing in this Section 6.12, this Agreement shall not be effective unless and until the Merger Agreement is executed and delivered by all parties thereto.

Section 6.13          No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.14          Entire Agreement. This Agreement (including any exhibits hereto), the Merger Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.15          Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction.

(b)            Subject to Section 6.17, in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Nevada Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.15(b) shall not constitute general consents to service of process in the State of Nevada and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Nevada Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Nevada Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Nevada Courts (except for an action to enforce a judgment of a Nevada Court). Each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.10. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Nevada Court.

(c)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.16         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void ab initio. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 6.17          Specific Performance.

(a)            The parties agree that irreparable harm, for which monetary damages, even if available, are not an adequate remedy, will occur in the event that the parties hereto do not perform their obligations in accordance with the specified terms of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) or otherwise breach the provisions of this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.15 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither Holder nor Parent nor Merger Sub would have entered into this Agreement.

(b)            The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.17 shall not be required to provide any bond or other security in connection with any such order or injunction. The parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties further agree that, (x) by seeking the remedies provided for in this Section 6.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (y) nothing set forth in this Section 6.17 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 6.17 prior to, or as a condition to, exercising any termination right under Section 6.5 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a party pursuant to this Section 6.17 or anything set forth in this Section 6.17 restrict or limit such party’s right to terminate this Agreement in accordance with the terms of Section 6.5 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 6.18         Severability. In the event that any term or other provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 6.19         Liability. The rights and obligations of each of the Holders under this Agreement shall be several and not joint. All references to actions to be taken by the Holders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Holders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Holder’s failure to perform its obligations hereunder, Parent agrees that no Holder (in its capacity as a Holder of its Subject Shares and Subject Equity Awards) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that the Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Holder’s failure to perform its obligations hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

PARENT:

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

MERGER SUB:

EXPLORATION INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

AUGUSTA INVESTMENTS INC.

By:	/s/ Richard Warke
Name:	Richard Warke
Title:	Director

/s/ Richard Warke
Richard Warke

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Daniel Earle
Daniel Earle

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Purni Parikh
Purni Parikh

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Donald Taylor
Donald Taylor

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Ty Minnick
Ty Minnick

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Tom Ladner
Tom Ladner

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Johnny Pappas
Johnny Pappas

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Lenard Boggio
Lenard Boggio

[Signature Page to Voting Agreement]

EXHIBIT A

Name and Email Address of Holder	Shares of Company Common Stock Beneficially Owned
Richard Warke[1] [***]	25,475,888[2]
Daniel Earle [***]	891,800
Purni Parikh [***]	216,667
Donald Taylor	206,667
Ty Minnick [***]	75,834
Tom Ladner [***]	70,000
Johnny Pappas [***]	60,000
Lenard Boggio [***]	42,222

1 Holder jointly files a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other holders in the group and to the extent set forth in the Schedule 13D, as amended.

2 Consists of 25,475,888 shares of Company Common Stock held by Augusta Investments Inc., of which Richard Warke is the sole officer and director and exercises sole voting and dispositive power over its securities.

EXHIBIT B

Name and Email Address of Holder	Subject Equity Awards Beneficially Owned
Richard Warke[3] [***]	1,450,000 options[4]
Daniel Earle [***]	500,000 options
Purni Parikh [***]	775,000 options
Donald Taylor [***]	1,500,000 options 300,000 warrants
Ty Minnick [***]	452,002 options
Tom Ladner [***]	400,000 options
Johnny Pappas [***]	500,000 options
Lenard Boggio [***]	500,000 options

3 Holder jointly files a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other holders in the group and to the extent set forth in the Schedule 13D, as amended.

4 Consists of 1,450,000 options to purchase shares of Company Common Stock held by Richard Warke over which he has sole voting and investment control.